UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2012

MAD CATZ INTERACTIVE, INC.

(Exact Name of Registrant as Specified in Charter)

Canada	001-14944	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7480 Mission Valley Road, Suite 101

San Diego, California 92108

(Address of Principal Executive Offices)

(619) 683-9830

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement

On August 1, 2012, Mad Catz, Inc. (“MCI”), a wholly-owned subsidiary of Mad Catz Interactive, Inc. (the “Company”), entered into a Fourth Amended and Restated Loan Agreement with Wells Fargo Capital Finance, LLC (the “Loan Agreement”), which amends MCI’s existing Third Amended and Restated Loan Agreement, as the same has been amended. MCI is the borrower under the Loan Agreement, which provides for a $30 million revolving line of credit subject to the availability of eligible collateral (accounts receivable and inventories), which changes throughout the year. Borrowings under the Loan Agreement accrue interest on the daily outstanding balance as follows: (i) if the rolling 4-quarter Fixed Charge Coverage Ratio (as defined in the Loan Agreement) is less than 1.00:1.00, then at the U.S. prime rate plus 1.00% or, at the Company’s option, LIBOR plus 3.00%, (ii) if the rolling 4-quarter Fixed Charge Coverage Ratio is greater than 1.00:1.00 but less than or equal to 2.00:1.00, then at the U.S. prime rate plus 0.50% or, at the Company’s option, LIBOR plus 2.50%, or (iii) if the rolling 4-quarter Fixed Charge Coverage Ratio is greater than 2.00:1.00, then at the U.S. prime rate plus 0.25% or, at the Company’s option, LIBOR plus 2.00%. The Company is also required to pay a monthly service fee of $2,000, and an unused line fee equal to 0.25% of the unused portion of the loan. The repayment obligations under the Loan Agreement are guaranteed by the Company and are secured by a first priority interest in the assets of certain of the Company’s subsidiaries (including MCI) and by a pledge of all of the capital stock of the Company’s subsidiaries.

The Loan Agreement contains financial, affirmative and negative covenants that the Company believes are usual and customary for senior secured credit arrangements. The negative covenants include, among other things, limitations on the Company’s ability to: (a) incur additional indebtedness, (b) make investments, (c) create liens, (d) pay dividends, (e) make distributions or repurchases of the Company’s capital stock, (f) consolidate, merge or sell all or substantially all of the Company’s assets, (g) guarantee obligations of other entities, and (h) make expenditures on software development projects in excess of $5,000,000 in any fiscal year. The Loan Agreement also requires the Company to maintain a specified minimum consolidated earnings before interest, taxes, depreciation and amortization, or EBITDA, on a year-to-date basis. All outstanding and unpaid obligations under the Loan Agreement will mature on October 31, 2015.

The Loan Agreement also contains customary events of default including, without limitation, the failure to make required payments, the representations and warranties made in or in connection with the Loan Agreement or the security agreements entered into in connection therewith prove to have been false in any material respect when made, failure to comply with certain agreements or covenants in such agreements, certain events of bankruptcy or insolvency, failure to pay certain judgments and the occurrence of a Material Adverse Change (as defined therein) in MCI or any guarantor. If such an event of default occurs, the lender under the Loan Agreement would be entitled to take various actions, including the acceleration of amounts due thereunder.

The above summary of the Loan Agreement is qualified in its entirety by reference to the Loan Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference. On August 2, 2012, the Company issued a press release announcing amendment of the Loan Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation

The information set forth in Item 1.01 is incorporated herein by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

10.1	Fourth Amended and Restated Loan Agreement.

99.1	Press Release, dated August 2, 2012, issued by Mad Catz Interactive, Inc..

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 2, 2012	MAD CATZ INTERACTIVE, INC.

	By:	/S/ ALLYSON EVANS
Name: Allyson Evans
Its: Chief Financial Officer